Exhibit 2

EXECUTION COPY

CHIPPAC, INC., as Company

STATS CHIPPAC LTD., as Parent

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

THIRD SUPPLEMENTAL INDENTURE

TO THE INDENTURE DATED AS OF MAY 28, 2003

Dated as of November 2, 2004

2.50% Convertible Subordinated Notes Due 2008

     THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of November 2, 2004, between ChipPAC, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), STATS ChipPAC Ltd., a Singapore public company limited by shares (the “Parent”), and U.S. Bank National Association, a banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

     WHEREAS, the Company and the Trustee have executed an Indenture (the “Base Indenture”, as amended and supplemented by a First Supplemental Indenture dated as of August 4, 2004 (the “First Supplemental Indenture”) and as further amended and supplemented by a Second Supplemental Indenture dated as of October 11, 2004 (the “Second Supplemental Indenture”, and as amended hereby, the “Indenture”), pursuant to which the Company issued $150,000,000 aggregate principal amount of 2.50% Convertible Subordinated Notes due 2008 (the “Securities”);

     WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 10, 2004 (the “Merger Agreement”) by and among the Company, Parent (f.k.a. ST Assembly Test Services Ltd) and Camelot Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Corp”), Acquisition Corp merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation of the Merger, and each share of the Company’s Class A common stock, $0.01 par value per share immediately prior to the effective time of the Merger converted into the right to receive 0.87 American depositary shares of Parent (“ADSs”), each of which represents the right to receive ten ordinary shares of Parent;

     WHEREAS, pursuant to Section 5.11 of the Indenture and as a condition precedent to the Merger, Parent entered into the First Supplemental Indenture providing that the Securities be convertible into ADSs;

     WHEREAS, Parent entered into the Second Supplemental Indenture providing for a guarantee of the Securities on a subordinated basis;

     WHEREAS, the Company and Parent desire to amend the Securities and Exchange Commission reporting obligations of the Company under Section 4.02 of the Indenture;

     WHEREAS, pursuant to Section 10.02 of the Indenture, written consent of the Holders of at least a majority in principal amount of the Securities then outstanding have been obtained approving this Third Supplemental Indenture, including without limitation the amendment of the Securities and Exchange Commission reporting obligation of the Company under Section 4.02 of the Indenture; and

     WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof by the Company and Parent have been in all respects duly authorized;

     NOW, THEREFORE, for and in consideration of the above premises, it is hereby covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities, as follows:

ARTICLE 1

RELATION TO INDENTURE, DEFINITIONS

     Section 1.01 Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, the terms of this Third Supplemental Indenture shall govern.

     Section 1.02 Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

     (a) capitalized terms used herein without definition have the meanings specified in the Indenture;

     (b) all other terms used herein without definition which are defined in the TIA, either directly or by reference therein, have the meanings assigned to them therein; and

     (c) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Third Supplemental Indenture.

ARTICLE 2

AMENDMENT TO COVENANTS

     Section 4.02 of Article 4 of the Indenture is hereby deleted and replaced in its entirety as follows:

     Section 4.02. “SEC Reports. Whether or not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent will file with the SEC and provide the Trustee with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a foreign corporation subject to such sections, at the times specified for such filings under such sections. Parent also shall comply with the other provisions of TIA Section 314(a) as may be required under the provisions of the TIA. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or Parent’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely on an Officer’s Certificate).”

ARTICLE 3

MISCELLANEOUS

     Section 3.01 Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3.02 Confirmation; Effectiveness. As amended by this Third Supplemental Indenture, the Second Supplemental Indenture and the First Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Third Supplemental Indenture shall become operative as of the date of this Third Supplemental Indenture.

     Section 3.03 GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 3.04 Successors. All agreements of the Company and Parent in this Third Supplemental Indenture, the Indenture and the Securities shall bind their successors. All agreements of the Trustee in this Third Supplemental Indenture, the Indenture and the Securities shall bind its successors.

     Section 3.05 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.

     Section 3.06 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Third Supplemental Indenture and the Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be executed by their duly authorized officers as of the date first above written.

CHIPPAC, INC.
By:	/s/ Tan Lay Koon
	Name:	Tan Lay Koon
	Title:	President and Chief Executive Officer

STATS CHIPPAC LTD.
By:	/s/ Tan Lay Koon
	Name:	Tan Lay Koon
	Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President